Exhibit 99.1

NEWS RELEASE Lakes Entertainment, Inc. 130 Cheshire Lane, Suite 101 Minnetonka, MN 55305 952-449-9092 952-449-9353 (fax) www.lakesentertainment.com (NASDAQ: LACO)

FOR FURTHER INFORMATION CONTACT:

Timothy Cope – 952-449-7030

FOR IMMEDIATE RELEASE:

May 6, 2015

LAKES ENTERTAINMENT ANNOUNCES

RESULTS FOR FIRST QUARTER 2015

MINNEAPOLIS – May 6, 2015 – Lakes Entertainment, Inc. (NASDAQ: LACO) today announced results for the three months ended March 29, 2015.

First Quarter Results

Lakes Entertainment reported first quarter 2015 net revenues of $12.8 million, compared to prior-year first quarter net revenues of $12.3 million. Net revenues were related to the operation of Rocky Gap Casino Resort near Cumberland, Maryland (“Rocky Gap”). The increase in net revenues was primarily related to an increase in gaming revenues during the first quarter of 2015 compared to the first quarter of 2014.

Net losses for the first quarter of 2015 were approximately $1.7 million, compared to net losses of approximately $1.8 million for the first quarter of 2014. Losses from operations were $1.3 million for the first quarter of 2015 compared to losses from operations of $1.6 million for the first quarter of 2014. Basic and diluted losses per share were $0.13 for each of the first quarters of 2015 and 2014.

During the first quarter of 2015, property operating expenses for Rocky Gap were $7.5 million compared to $7.3 million during the first quarter of 2014 and were primarily related to gaming operations, rooms, food and beverage and golf. The increase in property operating expenses resulted primarily from an increase in gaming-related expenses, most notably gaming taxes, due to the increase in gaming related revenue in the current year quarter.

For the first quarter of 2015, selling, general and administrative expenses were $6.1 million compared to $5.7 million during the first quarter of 2014. Included in these amounts were Lakes corporate selling, general and administrative expenses of $2.4 million and $2.0 million during the first quarters of 2015 and 2014, respectively. Lakes’ corporate selling, general and administrative expenses consist primarily of payroll and related expenses and professional fees. First quarter 2015 professional fees included $0.8 million associated with the previously announced merger agreement with Sartini Gaming, Inc. (“Golden Gaming”), which was executed in January of this year and is expected to close later this year. Rocky Gap selling, general and administrative expenses, which consist primarily of payroll and related expenses, marketing expense and facilities expense, were $3.7 million during the first quarters of 2015 and 2014.

Effective January 25, 2015, Lakes sold all of its 10% interest in Rock Ohio Ventures to DG Ohio Ventures, LLC for approximately $0.8 million.  Because this investment had been written down to zero during 2014, Lakes recognized a gain on sale of cost method investment of approximately $0.8 million during the first quarter of 2015.

In connection with entering into the merger agreement with Golden Gaming during January 2015, Lakes implemented a plan to sell its corporate headquarters office building in Minnetonka, Minnesota. On March 26, 2015, Lakes entered into an agreement to sell its corporate headquarters office building at a price of approximately $4.7 million, less approximate fees and closing costs of $0.3 million. Lakes currently expects the sale of the corporate headquarters office building to close during the second quarter of 2015. The corporate headquarters office building was carried at $4.7 million, net of accumulated depreciation, on Lakes’ consolidated balance sheet as of the date of the agreement, resulting in the recognition of an impairment charge of $0.3 million during the first quarter of 2015.

Depreciation and amortization was $0.9 million for the first quarters of 2015 and 2014.

Lyle Berman, Chief Executive Officer of Lakes stated, ”During January 2015, we announced a merger agreement with Golden Gaming. We are currently working through the process of obtaining necessary approvals and we currently expect the closing of the merger transaction to occur later this year. The combination of Lakes’ strong balance sheet and our Rocky Gap property, with Golden Gaming’s casinos and distributed gaming platform and taverns, will make this combined company unique in the marketplace. We believe Lakes’ cash will facilitate refinancing as well as growth and that the company will be well positioned for expansion in Nevada and other jurisdictions. We look forward to closing this transaction and we continue to believe it will provide value to Lakes’ shareholders.”

Further commenting, Tim Cope, President and Chief Financial Officer of Lakes stated, "Rocky Gap maintained operating efficiencies during the first quarter of 2015 and exceeded results compared to the first quarter of 2014, despite inclement weather patterns affecting the property’s weekend traffic during the current year period. The gaming facility features 577 video lottery terminals, 16 table games, two poker tables and a casino bar along with a lobby food and beverage outlet. The AAA Four Diamond Award® winning property also includes a hotel, event center, restaurants, spa, the only Jack Nicklaus signature golf course in Maryland as well as a wide variety of outdoor and water activities.”

About Lakes Entertainment

Lakes Entertainment, Inc. currently owns the Rocky Gap Casino Resort near Cumberland, Maryland. For more information, please visit www.lakesentertainment.com. On January 25, 2015, Lakes entered into an agreement and plan of merger with Sartini Gaming, Inc. (“Golden Gaming”).  Golden Gaming is a leading owner and operator of distributed gaming, taverns and casinos, all of which are focused on the Nevada local gaming market. The merger is subject to various closing conditions.

Forward-Looking Statements

Statements in this press release include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, the expected benefits of a potential combination of Lakes and Sartini Gaming, Inc. (“Golden Gaming”) pursuant to an agreement and plan of merger (the “Merger Agreement”) and expectations about future business plans, prospective performance and opportunities; the expected timing of the completion of the transaction; the ability and impact of refinancing Golden Gaming debt; the obtaining of required regulatory approvals and approval by Lakes’ shareholders. These forward-looking statements may be identified by the use of words such as “expect,” “anticipate,” “believe,” “estimate,” “potential,” “should”, “will” or similar words intended to identify information that is not historical in nature. These forward-looking statements are based on current expectations and assumptions of management of Lakes and Golden Gaming and are subject to risks, uncertainty and changes in circumstances that could cause the actual events and results in future periods to differ materially from the expectations of Lakes and Golden Gaming and those expressed or implied by these forward-looking statements. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. These risks, uncertainties and changes in circumstances include (a) the possibility that the merger does not close when expected or at all; (b) the ability and timing to obtain required regulatory approvals (including approval from gaming regulators) and Lakes’ shareholder approval, and to satisfy or waive other closing conditions, including expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or that the parties to the Merger Agreement may be required to modify aspects of the transaction to achieve regulatory approval; (c) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement or could otherwise cause the merger to fail to close; (d) the ability of Lakes and Golden Gaming to promptly and effectively integrate their respective businesses; (e) the outcome of any legal proceedings that may be instituted in connection with the transaction; (f) the receipt of an unsolicited offer from another party for an alternative business transaction that could interfere with the proposed merger; (g) the ability to retain key employees of Lakes and Golden Gaming; (h) that there may be a material adverse change affecting Lakes or Golden Gaming, or that the respective businesses of Lakes or Golden Gaming may suffer as a result of uncertainty surrounding the transaction; and (i) the risk factors disclosed in Lakes’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K. Forward-looking statements reflect Lakes’ and Golden Gaming’s management’s analysis and expectations only as of the date of this press release, and Lakes does not undertake to update or revise these statements, whether written or oral, to reflect subsequent developments, except as required under the federal securities laws. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

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LAKES ENTERTAINMENT, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	March 29, 2015	December 28, 2014
Assets
Current assets:
Cash and cash equivalents	$33,967	$35,416
Short-term investments	46,145	46,638
Income taxes receivable	-	-
Other	2,301	1,807
Total current assets	82,413	83,861
Property and equipment, net	28,292	32,739
Other assets:
Property held for sale	4,407	-
Gaming license	1,840	1,875
Land held for development	960	960
Income taxes receivable	2,000	2,155
Other	437	439
Total other assets	9,644	5,429
Total assets	$120,349	$122,029

Liabilities and shareholders' equity
Current liabilities:
Current portion of long-term debt, net of discount	$1,350	$1,368
Other	4,404	4,104
Total current liabilities	5,754	5,472
Long-term debt, net of current portion and discount	8,630	8,941
Total liabilities	14,384	14,413
Total shareholders' equity	105,965	107,616
Total liabilities and shareholders' equity	$120,349	$122,029

LAKES ENTERTAINMENT, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss
(In thousands, except per share data)

	Three months ended
	March 29, 2015	March 30, 2014
Revenues:
Gaming	$10,600	$10,320
Room	1,207	1,314
Food and beverage	1,348	1,259
Other operating	331	335
License fees and other	44	33
Gross revenues	13,530	13,261
Less promotional allowances	764	951
Net revenues	12,766	12,310

Costs and expenses:
Gaming	6,065	5,954
Room	158	110
Food and beverage	1,065	1,033
Other operating	226	242
Selling, general and administrative	6,135	5,740
Gain on sale of cost method investment	(750)	-
Impairments and other losses	331	-
(Gain) loss on disposal of property and equipment	(2)	25
Depreciation and amortization	879	853
Total costs and expenses	14,107	13,957

Loss from operations	(1,341)	(1,647)

Other income (expense):
Interest income	45	33
Interest expense	(274)	(318)
Other	-	164
Total other income (expense), net	(229)	(121)
Loss before income taxes	(1,570)	(1,768)
Income tax provision	155	-

Net loss	$(1,725)	$(1,768)

Other comprehensive loss	(1)	(14)

Comprehensive loss	$(1,726)	$(1,782)

Weighted-average common shares outstanding
Basic and diluted	13,391	13,364

Loss per share
Basic and diluted	$(0.13)	$(0.13)